EXHIBIT (d)(31)

SARP COMMODITY SUBSIDIARY, LTD.

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT effective this 1st day of August, 2018 between Eaton Vance Management, a Massachusetts business trust (the “Adviser”), and Parametric Portfolio Associates LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, SARP Commodity Subsidiary, Ltd. (the “Fund”), is a Cayman Islands exempted company; and

WHEREAS, the Fund has been organized as a wholly owned subsidiary of Parametric Research Affiliates Systematic Alternative Risk Premia Fund (“Parent Company”), a series of Eaton Vance Growth Trust (“Trust”) in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objective and policies specified in its prospectus and statement of additional information (as may be amended from time to time) (“Prospectus”);

WHEREAS, the Parent Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, Sub-Adviser is relying on Commodity Futures Trading Commission rule 4.13(a)(4). Thus, with respect to its provision of commodity trading advice to the Fund, Sub-Adviser is exempt from the requirements applicable to a commodity trading adviser; and

WHEREAS, pursuant to an Investment Advisory Agreement dated August 1, 2018 (the “Advisory Agreement”), a copy of which has been provided to the Sub-Adviser, the Fund has retained the Adviser to render advisory and management services to the Fund; and

WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Sub-Adviser to furnish investment advisory services to the Fund, and the Sub-Adviser is willing to furnish such services to the Fund and the Adviser.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as the investment adviser for and to manage the investment and reinvestment of that portion of the Fund’s assets that shall be allocated to the Sub-Adviser, subject to the supervision of the Adviser, for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth herein for the compensation herein provided. Subject to the terms of the 1940 Act, the Adviser has the authority in its discretion to alter the allocation of the Fund’s assets among the Sub-Adviser, the Adviser and any other appointed sub-adviser.

2. Sub-Adviser Duties. Subject to the supervision of the Fund’s Board of Directors (the “Board”), the Parent Company’s Board of Trustees and the Adviser, the Sub-Adviser will provide a continuous investment program for the Fund’s portfolio and determine in its discretion the composition of the assets of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund’s assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of the Fund should be held in the various securities and other investments in which it may invest. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies, and restrictions as stated in the Prospectus and the Fund’s Memorandum and Articles of Association (as amended from time to time) (“Articles”) in order to effect certain investment on behalf of the Parent Company, copies of which shall be sent to the Sub-Adviser by the Adviser prior to the commencement of this Agreement and promptly following any such amendment, as well as with investment parameters for the Fund (including portfolio risk limits) to be agreed upon by the Adviser and the Sub-Adviser. The Sub-Adviser further agrees as follows:

a. The Sub-Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board and, if applicable, the Board of Trustees of the Parent Company of which the Sub-Adviser has been sent a copy, and the provisions of the Prospectus, of which the Sub-Adviser has received a copy and with the Sub-Adviser’s operating policies and procedures as are approved by the Adviser. The Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement.

b. The Sub-Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates, and in accordance with procedures adopted by the Board of Trustees of the Trust.

c. The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Fund and the Adviser as the Board, the Board of Trustees of the Parent Company or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

3. Compensation. For the services provided to the Fund, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified in Schedule A hereto, payable monthly in arrears on the last business day of each month. Such compensation shall be paid monthly in arrears on the last business day of each month. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect. The Sub-Adviser may, from time to time, waive all or a part of the above compensation.

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4. Allocation of Charges and Expenses. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Fund shall include, without limitation, (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Trust under the Investment Company Act of 1940; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale and redemption of shares; (viii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund’s principal underwriter as broker-dealer or agent under state securities laws; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s or the Sub-Adviser’s organizations; and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers, and shareholders with respect thereto.

5.        Other Interests. It is understood that Directors and officers of the Fund and shareholders of the Fund are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Parametric Portfolio Associates” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

6. Limitation of Liability of the Sub-Adviser. The services of the Sub-Adviser to the Adviser for the benefit of the Fund are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund or any shareholder in the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

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7. Duration and Termination of this Agreement. This Agreement shall become effective on the date first indicated above, subject to the condition that the Parent Company’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Adviser or the Sub-Adviser, shall have approved this Agreement in the manner required by the 1940 Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and affect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Parent Company’s Board of Trustees, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Parent Company, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) by the Adviser at any time without payment of any penalty, upon 60 days’ prior written notice to the Sub-Adviser and the Fund; (b) at any time without payment of any penalty by the Fund, by the Parent Company’s Board of Trustees, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser, or (c) by the Sub-Adviser upon three months’ prior written notice unless the Fund, Parent Company or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Fund, Parent Company or Adviser not to exceed three additional months beyond the initial three-month notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Fund, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Fund.

8.        Amendments of the Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved as required by U.S. law. Te Sub-Adviser shall furnish to the Board and, if requested, the Board of Trustees of the Parent Company, such information as may be reasonably necessary in order for each such Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7 or this Section 8.

9.        Limitation of Liability. The Sub-Adviser expressly acknowledges the provision in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of trustees, officers, and shareholders of the Fund and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Fund or the Adviser, respectively, for payment of claims or obligations as between the Fund or the Adviser, respectively, and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Fund or the Adviser.

10.        Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of shares of the Fund present or represented by proxy at the meeting if

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the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

11.        Miscellaneous.

(a)        If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)       This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof.

(c)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

EATON VANCE MANAGEMENT

By: /s/ Maureen A. Gemma

Name: Maureen A. Gemma

Title: Vice President

ParameTRIC PORTFOLIO ASSOCIATES LLC

By: /s/ Brian Langstraat

Name: Brian Langstraat

Title: Chief Executive Officer